Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Morris Multimedia, Inc.:

We consent to the use of our report dated March 17, 2003, with respect to the combined balance sheet of United Broadcasting Corporation and subsidiary and Morris Network of Alabama, Inc. as of September 30, 2002, and the related combined statements of income, stockholder’s equity and cash flows for the year ended September 30, 2002, incorporated herein by reference and to the reference to out firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Jacksonville, Florida

May 27, 2003